Exhibit 5

September 13, 2005

American Electric Power Company, Inc.
1 Riverside Plaza
Columbus, Ohio 43215

Ladies and Gentlemen:

I am Associate General Counsel of American Electric Power Service Corporation, a wholly owned subsidiary of American Electric Power Company, Inc., a New York corporation (the "Company"), and in such capacity I have examined the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of 15,445,850 shares of the Company's Common Stock, $6.50 par value per share (the "Shares"), to be offered and sold under the American Electric Power System Amended and Restated 2000 Long-Term Incentive Plan (the "Plan").

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below.

Based on the foregoing, I am of the opinion that the Shares are duly authorized and when the Shares have been issued and delivered in accordance with the terms of the Plan, such Shares will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Thomas G. Berkemeyer
Thomas G. Berkemeyer